Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	Jerry Newmin, Chairman, President and CEO 401-384-6789

Exten Announces Merger with MultiCell Subsidiary

New company name will be MultiCell Technologies, Inc.

WARWICK, R.I. March 23, 2004 -- Exten Industries Inc. (Exten) (OTCBB:EXTI)- announced today that the Exten board of directors voted to merge its wholly owned subsidiary, MultiCell Technologies, into the parent company, Exten Industries, and to change the Company name from Exten Industries, Inc. to MultiCell Technologies, Inc.

"The name change more accurately reflects the company's business focus now and in the future, which is providing liver-cell based products to the life sciences industry, and exploring the efficacy of our protein therapeutics," Jerry Newmin, Chairman and Chief Executive Officer, explained. In conjunction with this consolidation, Mr. Greg Szabo, President, has left the Company to pursue other interests. Mr. Newmin will resume the office of President in addition to his other duties. The merger and name change will be effective as soon as all associated legal documents are completed.

"This merger will have no effect on the Company's current shareholders, or on the number of shares outstanding. The merger will save the company money by removing the accounting and administrative expenses associated with operating MultiCell as a subsidiary company," Mr. Newmin said. "It has been two and one-half years since the acquisition of MultiCell and a year and one-half since the consolidation of all offices at MultiCell's Rhode Island facility. This is the next logical step in terms of corporate efficiency and corporate identity," Mr. Newmin concluded.

MultiCell Technologies Inc. provides hepatic (liver) cells and cell lines to pharmaceutical companies for drug discovery and toxicity tests, and is developing cell-based toxicological and drug screening tests and biologics for use in diagnostic and therapeutic applications. MultiCell's cellular product expertise also enables production of liver-derived therapeutic proteins.

The Company's majority-owned subsidiary, Xenogenics, is developing the Sybiol® synthetic bio-liver device, which is intended to operate optimally with MultiCell's immortalized hepatocytes.

The Company's corporate and research headquarters are at 55 Access Road, Suite 700, Warwick R.I., 02886; (401) 384-6789. For more information visit www.exten.com and www.multicelltechnologies.com. The Company is in the process of combining the two websites with full updates on all technology and business. The new site will be reachable through both URLs.

Additional Information:

The EXTI.OB stock ticker symbol will remain the same until further notice.

The matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks are detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission including the company's Annual Report, Quarterly Reports and other periodic filings. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.